Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 12 Dated February 24, 2003
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RCB0	$11,224,000.00	100%	.625%	$11,153,850.00	2.400%	SEMI-ANNUAL	02/15/2006	08/15/2003	$11.20	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RCC8	$9,832,000.00	100%	1.000%	$9,733,680.00	3.450%	SEMI-ANNUAL	02/15/2008	08/15/2003	$16.10	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RCD6	$8,567,000.00	100%	1.200%	$8,464,196.00	4.000%	SEMI-ANNUAL	02/15/2010	08/15/2003	$18.67	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RCE4	$3,318,000.00	100%	1.600%	$3,264,912.00	4.875%	SEMI-ANNUAL	02/15/2014	08/15/2003	$22.75	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 02/15/2005 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 02/15/2005 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RCF1	$16,307,000.00	100%	2.000%	$15,980,860.00	5.375%	SEMI-ANNUAL	02/15/2020	08/15/2003	$25.08	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 02/15/2008 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 02/15/2008 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

GE Capital Corporation	Trade Date: February 24, 2003 @12:00 PM ET
Settle Date: February 27, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber, Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02